Exhibit (n)(ii)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Pre-Effective Amendment No. 1 to the Registration Statement on Form N-2 of Ellsworth Growth and Income Fund Ltd., and to the use of our report dated November 21, 2017 on the financial highlights for each of the three years in the period ended September 30, 2017 of Ellsworth Growth and Income Fund Ltd. Such financial highlights appear in the 2017 Annual Report to Shareholders which is incorporated by reference into the Statement of Additional Information.

/s/  TAIT, WELLER & BAKER LLP

      TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania

November 19, 2020